                                                                    Exhibit 10.3

                              Amended Schedule B
                      of Neil Phelan Employment Agreement
                             Dated January 1, 1998

                    Compensation Schedule for the Year 2001
                    ---------------------------------------

1.   Base Compensation. During the first quarter of 2001, Employee's salary will
     -----------------
     be at a rate of $11,250.00 per month. The remainder of the year 2001, Employee's salary will be at a rate of $10,417.00 per month.

2.   Override Commission. Beginning January 1, 2001, a 5 basis point monthly
     -------------------
     commission will be paid to Employee on all funded production of the new wholesale salespeople hired after October 1, 2000 and directly managed. The following minimum standards must be met to qualify for commission:

          [_] The group of new wholesale salespeople must achieve at least an average of $750,000 per salesperson, in monthly funded volume. Newly hired salespeople will not be included in the minimum volume calculation for their first 90 days of employment.

3.   Annual Profit Bonus. Employee will be eligible to participate in the
     -------------------
     Executive Bonus Plan. The formula for calculating the bonus will be the same as for the CEO and other members of the Executive management team. The Compensation Committee of the Board of Directors of Approved Financial Corp. will review and approve the formula for the Executive Bonus Plan each year.

4.   Severance Plan. If Employee terminates his employment or is terminated for
     --------------
     cause as defined in this Agreement or either party elects not to renew at the end of any term with the required notice, this contract shall cease and no further compensation or benefits shall be paid to Employee. If this agreement is terminated by Employer or its successor without cause, Employee shall receive as severance pay an amount equal to the amount of base compensation multiplied by a percentage equal to the number of days remaining in the term ( not to exceed 365 ) at termination divided by 365.

________________________________    ________________________________
     Allen D. Wykle - CEO                 Neil W. Phelan - EVP


     Date: Nov. 17, 2000                  Date: Nov. 17, 2000

                                  Schedule D
                            of Employment Agreement
                             dated January 1, 1998

In consideration of Employee agreeing to reduce his base compensation and eliminate the car allowance in the years 2000 and 2001, Employer agrees to remove and eliminate the following language from Section 11. Covenant Not to
                                                             ---------------
Compete on page three of the Employment Agreement between Approved Financial
-------
Corp. and Neil W. Phelan dated January 1, 1998:

     Subsection (a) - "nor one (1) year immediately following termination of employment" Subsection (b) - "do business with" Subsection (c) - "employ"

Under Section 5. Term and Renewal. The Agreement is renewed, under the new
                 ----------------
compensation terms outlined on Schedule B, for one year through December 31, 2001. The notice period either party must give the other if the contract is not going to be renewed, is changed from six (6) months to three (3) months. Upon failure to give such notice, this Agreement will automatically renew for a period of twelve (12) months at the same terms. This notice requirement shall continue for all subsequent renewal periods.

________________________________    ________________________________
     Allen D. Wykle - CEO                  Neil W. Phelan - EVP


     Date: Nov. 17, 2000                   Date: Nov 17, 2000